QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Playtex Products, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 33-88806, 333- 31703, 333-31224 and 333-74586) on Form S-8 of Playtex Products, Inc. of our report dated January 27, 2003, relating to the consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 28, 2002 and December 29, 2001, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows for the twelve months ended December 28, 2002, December 29, 2001, and December 30, 2000 and the related consolidated financial statement schedule, which report appears in the December 28, 2002 annual report on Form 10-K of Playtex Products, Inc.

/s/ KPMG LLP
Stamford, CT
March 27, 2003

QuickLinks

CONSENT OF INDEPENDENT AUDITORS